Exhibit 99.1

Osiris Therapeutics Reports Second Quarter 2008 Financial Results

COLUMBIA, Maryland — August 7, 2008 - Osiris Therapeutics, Inc. (NASDAQ:OSIR), the leader in stem cell therapeutics, announced today its results for the second quarter of 2008.

Second Quarter Highlights and Recent Developments

•                  Completed the technology assets closing under the asset purchase agreement with NuVasive, Inc. for the sale of the Osteocel business in a transaction worth up to $137 million.

•                  Received $2 million in milestone payments from the Juvenile Diabetes Research Foundation (JDRF) for progress made on a Phase II clinical trial evaluating Prochymal for patients recently diagnosed with type 1 diabetes.

•                  Initiated a Phase II clinical trial evaluating Prochymal for chronic obstructive pulmonary disease (COPD).

•                  Received U.S. Food and Drug Administration (FDA) clearance to initiate an expanded access treatment program for Prochymal, making the investigational stem cell product available to children with life-threatening graft vs. host disease (GvHD).

•                  Strengthened management team with the appointment of Richard W. Hunt as Chief Financial Officer.

 “We continue to make rapid progress on the development of our lead product Prochymal and are now preparing for commercial launch of what we believe will be the world’s first stem cell drug,” said C. Randal Mills, Ph.D., President and Chief Executive Officer of Osiris Therapeutics. “In addition, we continue to strengthen the financial underpinnings of the company by closing and performing under our Osteocel transaction. We look forward to continued progress in what should be an exciting remainder of the year.”

Second Quarter Financial Results

On July 24, 2008, following shareholder approval, the technology assets closing occurred under the asset purchase agreement entered into with NuVasive, Inc. for the sale of the Osteocel business and the initial payment of $35 million was received. The transaction is comprised of two significant components.  The first is the sale of the Osteocel business and related assets pursuant to the asset purchase agreement in consideration for up to $85 million, including the $35 million initial payment and up to $50 million in milestone payments.  The second is a manufacturing agreement for the manufacture and sale by Osiris to NuVasive of Osteocel for a period of approximately 18 months, under which Osiris will have the opportunity to earn approximately $52 million in revenue from discontinued operations.

For the second quarter of 2008, Osteocel sales were $9.0 million, compared to $3.3 million for the same period of the prior year. Osiris intends to use the proceeds from the sale of its Osteocel business to fund its core business, focused on the development and commercialization of stem cell therapeutics.

During the second quarter of 2008, Osiris achieved the first two milestones of its collaborative agreement with JDRF and recognized revenue of $2.0 million. Osiris also recognized $0.5 million in revenue on its preclinical development work evaluating Prochymal to treat acute radiation syndrome under its contract with the U.S. Department of Defense and $0.1 million in royalties.

Osiris reported a net loss of $15.4 million for the second quarter of 2008 compared to a net loss of $10.5 million in the second quarter of the prior year.  The increase in the 2008 first quarter loss was largely the result of the continued advancement of clinical trials, costs associated with the production of increased amounts of Prochymal for use in clinical trials, and work on the Company’s biologic license application with the FDA as the Company approaches the commercialization of Prochymal.  Osiris reported a loss from continuing operations of $18.5 million for the second quarter of 2008 compared to a loss from continuing operations of $12.1 million for the same period of the prior year. During the quarter, net cash used in continuing operations was $11.6 million compared to $12.9 million in the prior year.

7015 Albert Einstein Drive  •  Columbia, Maryland  21046  •  Ph 443.545.1800  •  Fax 443.545.1701  •  www.Osiris.com

Research and development expenses were $19.0 million for the second quarter of 2008 compared to $10.4 million for the same period of the prior year. General and administrative (G&A) expenses were $1.8 million for the second quarter of 2008 compared to $1.5 million for the same period of the prior year. During the second quarter of 2008, research and development expenses represented 91% of total operating expenses.

Webcast and Conference Call

The Company has scheduled a webcast and conference call to discuss its financial results today, August 7, 2008, at 9:00 AM EDT. To access the webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm. Alternatively, callers may participate in the conference call by dialing (877) 681-3373 (U.S. participants) or (719) 325-4877 (international participants).

A replay of the conference call will be available approximately two hours after the completion of the call through August 21, 2008. Callers can access the replay by dialing (888) 203-1112 (U.S. participants) or (719) 457-0820 (international participants). The audio replay passcode is 1544354. To access a replay of the webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.

About Osiris Therapeutics

Osiris Therapeutics, Inc. is a leading stem cell therapeutic company focused on developing products to treat medical conditions in the inflammatory, orthopedic and cardiovascular areas. Prochymal is being evaluated in Phase III clinical trials for three indications, including acute and steroid refractory Graft versus Host Disease and also Crohn’s disease, and is the only stem cell therapeutic currently designated by FDA as both an Orphan Drug and Fast Track product. Osiris also has partnered with Genzyme Corporation to develop Prochymal as a medical countermeasure to nuclear terrorism and other radiological emergencies. Furthermore, Prochymal is being developed for the repair of heart tissue following a heart attack, the protection of pancreatic islet cells in patients with type 1 diabetes, and the repair of lung tissue in patients with chronic obstructive pulmonary disease. The Company’s pipeline of internally developed biologic drug candidates under evaluation also includes Chondrogen for arthritis in the knee. Osiris is a fully integrated company, having developed capabilities in research, development, manufacturing, and distribution of stem cell products. Osiris has developed an extensive intellectual property portfolio to protect the company’s technology including 47 U.S. patents each having one or more foreign counterparts.  Osiris, Prochymal and Chondrogen are registered trademarks of Osiris Therapeutics, Inc. More information can be found on the company’s website, www.Osiris.com.  (OSIR-G)

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements regarding the following: our product development efforts; our clinical trials and anticipated regulatory requirements; the success of our product candidates in development; status of the regulatory process for our biologic drug candidates; implementation of our corporate strategy; our financial performance; our product research and development activities and projected expenditures, including our anticipated timeline and clinical strategy for MSCs and biologic drug candidates; our cash needs; patents and proprietary rights; ability of our potential products to treat disease; our plans for sales and marketing; our plans regarding our facilities; types of regulatory frameworks we expect will be applicable to our potential products; and results of our scientific research. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports filed on Form 10-Q, with the United States Securities and Exchange Commission.

Accordingly, you should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Erica Elchin, Osiris Therapeutics, Inc. at (443) 545-1834

OsirisPR@Osiris.com

Media Contacts:

Stacey Holifield/Andrew Law

Schwartz Communications

(781) 684-0770

Osiris@schwartz-pr.com

OSIRIS THERAPEUTICS, INC.

Condensed Balance Sheets

(Unaudited)

Amounts in thousands

	June 30, 2008	December 31, 2007

ASSETS
Current assets:
Cash	$2,353	$704
Investments available for sale	4,662	17,460
Accounts receivable	1,544	549
Prepaid expenses and other current assets	2,097	1,583
Current assets of discontinued operations	10,675	8,445
Total current assets	21,331	28,741

Property and equipment, net	1,032	2,020
Restricted cash	280	280
Other assets	825	1,404
Long-term assets of discontinued operations	8,172	4,596
Total assets	$31,640	$37,041

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$21,271	$11,535
Notes payable, current portion	18,391	6,521
Capital lease obligations, current portion	283	886
Current liabilities of discontinued operations	3,974	2,552
Total current liabilities	43,919	21,494

Note payable, net of current portion	2,500	1,200
Other long-term liabilities	16	11
Total liabilities	46,435	22,705

Stockholders’ equity (deficit):
Common stock, $.001 par value, 90,000 shares authorized 31,771 and 31,648 shares outstanding in 2008 and 2007	32	32
Additional paid-in-capital	258,197	255,728
Accumulated other comprehensive loss	(632)	—
Accumulated deficit	(272,392)	(241,424)
Total stockholders’ equity (deficit)	(14,795)	14,336
Total liabilities and stockholders’ equity (deficit)	$31,640	$37,041

OSIRIS THERAPEUTICS, INC.

Condensed Statements of Operations

(Unaudited)
Amounts in thousands, except per share data

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenue from government contracts, collaborative research agreements and royalties	$2,530	$295	$2,892	$574

Operating expenses:
Research and development	19,048	10,440	35,742	18,934
General and administrative	1,782	1,501	4,390	3,007
Total operating expenses	20,830	11,941	40,132	21,941

Loss from operations	(18,300)	(11,646)	(37,240)	(21,367)

Interest expense, net	(172)	(418)	(381)	(761)

Loss from continuing operations	(18,472)	(12,064)	(37,621)	(22,128)

Income from operations of discontinued operations	3,104	1,606	6,653	169

Net loss	$(15,368)	$(10,458)	$(30,968)	$(21,959)

Basic and diluted net loss per share
Loss from continuing operations	$(0.58)	$(0.43)	$(1.19)	$(0.80)
Income from discontinued operations	0.10	0.06	0.21	0.01
Net loss	$(0.48)	$(0.37)	$(0.98)	$(0.79)

Weighted Average Common Shares (basic and diluted)	31,769	27,914	31,754	27,649

OSIRIS THERAPEUTICS, INC.

Condensed Statements of Cash Flows

(Unaudited)
Amounts in thousands

	Six Months Ended June 30,
	2008	2007

Cash flows from operating activities:
Continuing Operations:
Loss from continuing operations	$(37,621)	$(22,128)
Adjustments to reconcile loss from continuing operations to net cash used in continuing operations:
Depreciation and amortization	940	821
Non cash share-based payments	887	827
Non cash interest expense	130	120
Changes in operating assets and liabilities:
Accounts receivable	(995)	75
Prepaid expenses and other current assets	(513)	(107)
Other assets	560	328
Accounts payable and accrued expenses	9,736	(2,334)
Deferred revenue	—	(476)
Long-term interest payable and other liabilities	9	200
Net cash used in continuing operations	(26,867)	(22,674)
Discontinued Operations:
Income from discontinued operations	6,653	169
Adjustments to reconcile income to net cash provided by (used in) discontinued operations:
Depreciation and amortization	149	52
Non cash share-based payments	78	22
Changes in operating assets and liabilities:
Accounts receivable	(1,684)	(561)
Inventory and other current assets	(546)	(95)
Accounts payable and accrued expenses	1,422	204
Net cash provided by (used in) discontinued operations	6,072	(209)
Net cash used by operating activities	(20,795)	(22,883)

Cash flows from investing activities:
Purchases of property and equipment	(3,676)	(2,322)
Proceeds from sale of investments available for sale	12,353	24,797
Purchases of investments available for sale	—	(18,730)
Net cash provided by investing activities	8,677	3,745

Cash flows from financing activities:
Principal payments on capital lease obligations and notes payable	(2,238)	(584)
Restricted cash	—	11
Proceeds from convertible notes payable	16,000	—
Proceeds from issuance of common stock	5	20,059
Payment of debt financing fees	—	(400)
Net cash provided by financing activities	13,767	19,086

Net increase in cash	1,649	(52)
Cash at beginning of period	704	714

Cash at end of period:	$2,353	$662